Exhibit 99.1
For Immediate Release

Contacts:	Norman Black 404-828-7593 Andy Dolny 404-828-8901
UPS LOWERS 1Q 2008 GUIDANCE
Deteriorating U.S. Economic Conditions
Restrain Domestic Volume
     ATLANTA, April 8, 2008 — UPS (NYSE: UPS) today announced it had lowered its first quarter earnings expectations to $0.86 or $0.87 per diluted share from a previously anticipated range of $0.94-to-0.98.
     At UPS’s investor conference on March 12, Chief Financial Officer Kurt Kuehn stated that UPS’s earnings guidance for the quarter would be difficult to achieve if lower volume trends experienced in February continued through March. The U.S. economy has continued to weaken, causing a reduction in domestic package volume and a shift away from premium products. Significantly increased fuel costs in the quarter also contributed to the lower-than-expected results.
     On April 23, the company will discuss first quarter results and its outlook for the year.
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With more than a century of experience in transportation and logistics, UPS is a leading global trade expert equipped with a broad portfolio of solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. The company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.